UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 10, 2005

Date of Report (Date of Earliest Event Reported)

HELIX TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
0-6866	04-2423640
(Commission File Number)	(I.R.S. Employer Identification No.)

Mansfield Corporate Center
Nine Hampshire Street
Mansfield, Massachusetts	02048-9171
(Address of Principal Executive Offices)	(Zip Code)

(508) 337-5500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01 and 5.02

     As previously disclosed, effective February 28, 2005, Paul Kawa, the Company's Corporate Controller, was appointed the Company's Interim Chief Financial Officer. In connection therewith, on March 10, 2005, the Human Resources and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") approved an increase in Mr. Kawa's annual base salary from $168,000 to $200,000. In addition, on March 16, 2005, the Company entered into an Employee Retention Agreement (the "Agreement") with Mr. Kawa that, among other things, (a) requires the Company to give Mr. Kawa six months' advance notice of a termination of Mr. Kawa's employment without Cause (as defined in the Agreement), (b) in the event of a termination of Mr. Kawa's employment without Cause or for Good Reason (as defined in the Agreement), requires the Company to pay Mr. Kawa (i) severance in an amount up to 100% of his then-current annual base salary plus variable performance award (if any), (ii) medical, dental and life insurance benefits for a period of up to 12 months following the date of termination and (iii) outplacement services in an amount up to $5,000, and (c) prohibits Mr. Kawa from accepting any position with any company that is competitive with the Company for a period of three years following the date of termination of Mr. Kawa's employment (or two years following the date of termination without Cause or for Good Reason).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2005	By: /s/ James Gentilcore

James Gentilcore
President and
Chief Executive Officer